Exhibit 10.3

TERMS AND CONDITIONS

2006 PERFORMANCE STOCK UNIT AWARD

UNDER THE NORTHERN TRUST CORPORATION 2002 STOCK PLAN

THIS STOCK UNIT AGREEMENT (AS DEFINED BELOW) IS AN AGREEMENT BETWEEN YOU AND NORTHERN TRUST CORPORATION. PLEASE READ THIS AGREEMENT CAREFULLY. IF YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, PLEASE CLICK THE “I ACCEPT” BUTTON AT THE END OF THIS AGREEMENT. IF YOU DO NOT AGREE TO THESE TERMS AND CONDITIONS, PLEASE CLICK THE “I DECLINE” BUTTON AT THE END OF THIS AGREEMENT, IN WHICH CASE THIS AGREEMENT WILL BE OF NO FORCE AND EFFECT AND YOUR AWARD UNDER THIS AGREEMENT WILL BE CANCELLED.

Your performance stock unit grant is subject to the provisions of the Northern Trust Corporation 2002 Stock Plan (the “Plan”) and the performance stock unit award notice (the “Award Notice”). The Award Notice and these Terms and Condition constitute the “Stock Unit Agreement” as defined in the Plan. If there is any conflict between the information in the Stock Unit Agreement and the Plan, the Plan will govern.

1.	Grant. The Corporation hereby grants to the Participant an award of Stock Units, as set forth in the Award Notice, subject to the terms and conditions of the Plan and the Stock Unit Agreement, and subject further to increase or decrease as set forth in the Award Notice. This award of Stock Units is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). A Stock Unit is the right, subject to the terms and conditions of the Plan and the Stock Unit Agreement, to receive a distribution of a share of Common Stock pursuant to Paragraph 6 of these Terms and Conditions.

2.	Stock Unit Account. The Corporation shall maintain an account (“Stock Unit Account”) on its books in the name of the Participant which shall reflect the number of Stock Units awarded to the Participant that the Participant is eligible to receive in distribution pursuant to Paragraph 6 of these Terms and Conditions.

3.	Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of the Participant’s Stock Unit award pursuant to Paragraph 6 of these Terms and Conditions, the Corporation shall promptly pay to the Participant an amount in cash equal in value to the dividends that the Participant would have received had the Participant been the actual owner of the number of shares of Common Stock represented by the Stock Units in the Participant’s Stock Unit Account on that date (“Dividend Equivalents”).

4.	Forfeiture. The Stock Units granted to the Participant pursuant to the Performance Stock Unit Agreement shall be forfeited and revert to the Corporation if prior to the date on which the Stock Units vest pursuant to Paragraphs 5 and 8(c) of these Terms and Conditions (a) the Participant violates any provision of Paragraph 7 of these Terms and Conditions, or (b) except as described in Paragraphs 5 and 8 of these Terms and Conditions, the Participant’s employment with the Corporation or any of its Subsidiaries terminates.

5.	Vesting. The Participant shall become vested in the Stock Units as and to the extent set forth in Exhibit A to these Terms and Conditions, subject to (a) prorated vesting in accordance with Paragraph 8 of these Terms and Conditions upon the Participant’s death, Retirement or Disability (each as defined below) or upon termination of employment under certain circumstances described in Paragraph 8 of these Terms and Conditions where the Participant is entitled to severance benefits, (b) prorated vesting in accordance with Paragraph 8 of these Terms and Conditions in the event that prior to vesting the Participant’s employment with the Corporation or any of its Subsidiaries has terminated and (i) the Participant is a Management Committee member on the date of grant, (ii) the Participant is 55 years or older on the date of termination of employment and (iii) the Participant has not violated any provision of Paragraph 7 of these Terms and Conditions during the performance period set forth in Exhibit A to these Terms and Conditions (“Vesting Period”), or (c) full vesting in the event of a Change in Control (as defined in the Plan) of the Corporation. If the Participant’s employment with the Corporation or any of its Subsidiaries terminates for any reason other than as set forth above in this Paragraph 5, the Stock Units in the Participant’s Stock Unit Account that have not yet vested shall be forfeited and revert to the Corporation on such termination date, and the Corporation shall have no further obligation after such date to pay Dividend Equivalents pursuant to Paragraph 3 of these Terms and Conditions. The Corporation shall have no further obligation to the Participant under these Terms and Conditions following the Participant’s forfeiture of Stock Units.

For purposes of these Terms and Conditions, “Retirement” means retirement occurring by reason of the Participant having qualified for a Normal, Early, or Postponed Retirement under The Northern Trust Company Pension Plan.

For purposes of these Terms and Conditions, “Disability” means a disability that continues for a period of 12 months as defined by Northern Trust’s Managed Disability Program.

6.	Distribution. Except as provided below in this Paragraph 6 or in Paragraph 9 of these Terms and Conditions, the Participant shall become entitled to the distribution of the Participant’s Stock Units on the Applicable Date in the year in which the Stock Units vest pursuant to Paragraph 5 of these Terms and Conditions, and such distribution shall be made to the Participant as soon as practicable thereafter.

In the event of the Participant’s death during the performance period set forth in Exhibit A to these Terms and Conditions, the Participant’s beneficiary shall become entitled to the distribution of any vested Stock Units on the Applicable Date immediately after the end of such performance period in accordance with Paragraph 8 of these Terms and Conditions, and such distribution shall be made (a) as soon as practicable thereafter, and

(b) to such beneficiary and in such proportions as the Participant may designate in writing, and in the absence of a designation, to the following persons in the order indicated below:

•	The Participant’s spouse; if none, then,

•	The Participant’s children (in equal amounts); if none, then,

•	The Participant’s parents (in equal amounts); if none, then,

•	The Participant’s brothers and sisters (in equal amounts); if none, then,

•	The Participant’s estate.

In the event of the Participant’s Retirement or Disability during the performance period set forth in Exhibit A to these Terms and Conditions, the Participant shall become entitled to the distribution of any vested Stock Units on the Applicable Date immediately after the end of such performance period in accordance with Paragraph 8 of these Terms and Conditions.

Stock Units shall be distributed only in shares of Common Stock so that, pursuant to Paragraph 1 of these Terms and Conditions and this Paragraph 6, a Participant shall be entitled to receive one share of Common Stock for each Stock Unit in the Participant’s Stock Unit Account. No distribution shall be made prior to the first date that shares of Common Stock may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short-swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Corporation may rely upon information reasonably available to it or upon representations of the Participant’s legal or personal representative.

For purposes of these Terms and Conditions, “Applicable Date” with respect to a given year means the first trading day of that year, after the vesting of the Stock Units, on which the Corporation’s trading blackout is not in effect for the Participant, or such other date in that year as the Committee or the Executive Vice President of Human Resources may determine.

7.	Restricted Activity. Despite anything to the contrary in Paragraph 5, 6 or 8 of these Terms and Conditions, the Participant’s Stock Units (whether vested or unvested) shall be forfeited and the Corporation shall have no obligation to distribute the Stock Units to the Participant (or the Participant’s beneficiary) pursuant to Paragraph 6, or to pay any Dividend Equivalents pursuant to Paragraph 3, if the Participant:

(a)	at any time after the date of these Terms and Conditions, has divulged, directly or indirectly, or used for the Participant’s own or another’s benefit, any Confidential Information; or

(b)	at any time after the date of these Terms and Conditions and through a period of twelve (12) months after the Participant ceases to be employed by the Corporation or any of its Subsidiaries for any reason, has Solicited, or assisted in the Solicitation of, any Client or Prospective Client; or solicited, encouraged, advised, induced or caused any employee of the Corporation or any of its Subsidiaries to terminate his or her employment with the Corporation or any of its Subsidiaries, or provided any assistance, encouragement, information, or suggestion to any person or entity regarding the solicitation or hiring of any employee of the Corporation or any of its Subsidiaries; provided, however, that this clause (b) shall not prohibit the Participant’s Solicitation of any Client or Prospective Client with whom he or she had a business relationship prior to the start of his or her employment with the Corporation, provided that no Confidential Information, directly or indirectly, is used in such Solicitation.

(c)	If the Participant shall have so engaged in any such activity described in clause (a) through (c) above without the written consent of the Corporation, the Participant’s Stock Units (whether vested or unvested) shall be forfeited to the Corporation by notice in writing to the Participant within a reasonable period of time after the Corporation acquires knowledge of the Participant’s violation of this Paragraph 7. Any failure by the Participant to comply with this Paragraph 7 shall entitle the Corporation, as determined by the Committee in its sole discretion, to (i) cancel and terminate all of the Participant’s unexercised, unexpired, unpaid or deferred Stock Units (whether vested or unvested) under the Plan, and (ii) rescind any exercise, payment or delivery with respect to any Stock Units occurring within twelve (12) months prior to, or at any time following, the date of the Participant’s termination of employment for any reason (including but not limited to termination of employment due to Retirement or Disability). Upon any such rescission, (1) the Participant shall immediately pay to the Corporation the amount of any gain realized or payment received, and (2) the Participant shall immediately forfeit to the Corporation any shares of the Corporation’s Common Stock received, in each case as a result of the rescinded exercise, payment or delivery with respect to any Stock Units, in such manner and on such terms and conditions as the Committee shall require, and the Corporation shall be entitled, as permitted by applicable law, to deduct from any amounts the Corporation owes the Participant from time to time the amount of any such gain realized or payment received. “Gain realized” shall be determined by the Committee in its sole discretion.

8.	Proration.

(a)	The Participant shall cease to participate in the Plan under these Terms and Conditions as of the date of the Participant’s death, Disability or Retirement. If the Participant’s death, Retirement or Disability occurs prior to the end of the Vesting Period, or if prior to the end of the Vesting Period, the Participant’s employment is terminated under circumstances that entitle the Participant to severance benefits under the Northern Trust Corporation Severance Plan (the “Severance Plan”) and the Participant has executed and not revoked a settlement agreement, waiver and release under the Severance Plan (a “Release”), then, in each such case, subject to clause (c) below, the Participant shall have credited, and be deemed vested in, on such date of death, Retirement or Disability or date of termination of employment, a number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the

Participant if the Participant had participated in the Plan under these Terms and Conditions for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual participation in the Plan under these Terms and Conditions during the Vesting Period to the number of full calendar months in the Vesting Period.

(b)	If, prior to the end of the Vesting Period, a Participant’s employment with the Corporation or any of its Subsidiaries has terminated and (i) the Participant is 55 years or older on the date of such termination and (ii) the Participant has not violated any provision of Paragraph 7 of these Terms and Conditions during the Vesting Period, then, subject to clause (c) below, the Participant shall have credited, and be deemed vested in, on the vesting date of the award, a number of Stock Units as determined by multiplying the number of Stock Units which would have been distributable to the Participant if the Participant had been employed by the Corporation or any of its Subsidiaries for the full Vesting Period, by the ratio of the number of full calendar months of the Participant’s actual employment by the Corporation or any of its Subsidiaries under these Terms and Conditions during the Vesting Period to the number of full calendar months in the Vesting Period.

(c)	Notwithstanding clauses (a) or (b) above, there shall be no vesting of any Stock Units and no proration of any Stock Units unless and until it is determined by the Committee that the Corporation has satisfied the performance criteria for the applicable three-year performance period as set forth in the Award Notice.

9.	Voluntary Deferral.

(a)	Subject to applicable law, the Participant may elect to defer all or any portion of the Stock Units so that the Participant becomes entitled to the distribution of any vested Stock Units on the Applicable Date of any year that is (i) no earlier than the end of the third calendar year after the calendar year in which the Stock Units vest pursuant to Paragraph 5 and 8(c) of these Terms and Conditions, and (ii) no later than the fifth calendar year beginning after the Participant’s Retirement or other termination of employment. Notwithstanding the previous sentence, in no event shall distribution of the Stock Units begin earlier than six months following termination of employment, unless due to the Participant’s death, if the Participant was a “Specified Employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) of the Corporation at termination of employment, as determined in accordance with procedures adopted by the Corporation pursuant to Section 409A of the Code and related regulations.

(b)	The Participant shall make any election to defer receipt of the payment of all or any portion of the Stock Units by filing a deferral election form with the Corporation within thirty (30) days after the date of these Terms and Conditions and at least thirteen (13) months prior to the end of the Vesting Period set forth in the Award Notice.

(c)	Distribution shall be made at one time or in up to five (5) annual installments, as the Participant shall have elected in the deferral election form described in clause (b) above. If the Participant has elected an installment distribution, the initial installment shall be distributed as soon as practical after the Applicable Date in the first year to which distribution has been deferred, and the remaining installments shall be distributed on each anniversary date of the initial distribution.

10.	Delivery of Shares. The Corporation shall not be required to issue or deliver any shares of Common Stock pending compliance with applicable federal and state securities laws (including any registration required) and compliance with applicable stock exchange rules and practices. The Corporation shall use its reasonable efforts to cause compliance with those laws, rules and practices.

11.	Adjustment. The Stock Units provided herein are subject to adjustment in accordance with the provisions of Section 11 of the Plan.

12.	No Right to Employment. Nothing in the Plan or the Stock Unit Agreement shall be construed as creating any right in the Participant to continued employment or as altering or amending the existing terms and conditions of employment of the Participant except as otherwise specifically provided in the Stock Unit Agreement.

13.	Nontransferability. No interest hereunder of the Participant is transferable except as provided in the Stock Unit Agreement.

14.	Withholding. The Corporation shall have the right to deduct from any distribution made hereunder in cash any sum required to be withheld by the Corporation for federal, state or local taxes. In the case of any distribution made hereunder in shares of Common Stock, the Corporation requires as a condition of distribution that the Participant or the Participant’s beneficiary pay the Corporation the amount which the Corporation determines to be required to be withheld for federal, state or local taxes. Unless the Participant otherwise elects, the tax withholding obligation with respect to shares of Common Stock shall be satisfied by the Corporation’s withholding a portion of such shares otherwise distributable to the Participant. The Participant may elect to satisfy the tax withholding obligation by the delivery to the Corporation of shares of Common Stock acceptable to the Corporation. Any shares withheld or delivered shall be valued at their fair market value as of the date of distribution.

15.	Administration. The Plan is administered by the Committee. The rights of the Participant hereunder are expressly subject to the terms and conditions of the Plan (including continued shareholder approval of the Plan), together with such guidelines as have been or may be adopted from time to time by the Committee. The Participant hereby acknowledges receipt of a copy of the Plan.

16.	No Rights as Shareholder. Except as provided herein, the Participant will have no rights as a shareholder with respect to the Stock Units.

17.	Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, the Stock Unit Agreement or any guidelines shall be final. The Stock Unit Agreement shall be construed under the laws of the State of Illinois without regard to the conflict of law provisions of any state.

18.	Sole Agreement. The Stock Unit Agreement, together with the Plan, is the entire Agreement between the parties hereto, all prior oral and written representations being merged herein. No amendment or modification of the terms of the Stock Unit Agreement shall be binding on either party unless reduced to writing and signed by the party to be bound. The Stock Unit Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors.

19.	Definitions. Capitalized terms not defined in the Stock Unit Agreement shall have the meanings assigned to them in the Plan. For purposes of the Stock Unit Agreement:

(a)	“Client” means any person or entity with which the Corporation, or any of its Subsidiaries, did business and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(b)	“Competitive Service or Product” means any service or product: (i) that is substantially similar to or competitive with any service or product that the Participant created or provided, or of which the Participant assisted in the creation or provision, during his or her employment by the Corporation or any of its Subsidiaries; or (ii) about which the Participant had access to Confidential Information during his or her employment by the Corporation or any of its Subsidiaries.

(c)	“Confidential Information” means any trade secrets or other information, including, but not limited to, any client information (for example, client lists, information about client accounts, borrowings, and current or proposed transactions), any internal analysis of clients, marketing strategies, financial reports or projections, business or other plans, data, procedures, methods, computer data or system program or design, devices, lists, tools, or compilation, which relate to the present or planned business of the Corporation or any of its Subsidiaries and which has not been made generally known to the public by authorized representatives of the Corporation.

(d)	“Prospective Client” means any person or entity to which the Corporation, or any of its Subsidiaries, provided, or from which the Corporation, or any of its Subsidiaries received, a proposal, bid, or written inquiry (general advertising or promotional materials and mass mailings excepted) and with which the Participant had contact, or about which the Participant had access to Confidential Information, during the last twelve (12) months of his or her employment.

(e)	“Solicit” and “Solicitation” (with respect to Clients or Prospective Clients) mean directly or indirectly, and without the Corporation’s written authorization, to invite, encourage, request, or induce (or to assist another to invite, encourage, request or induce) any Client or Prospective Client of the Corporation, or any of its Subsidiaries, to: (i) surrender, redeem or terminate a product, service or relationship with the Corporation, or any of its Subsidiaries; (ii) obtain any Competitive Service or Product from the Participant or any third party; or (iii) transfer a product, service or relationship from the Corporation, or any of its Subsidiaries, to the Participant or any third party.